EXHIBIT 99.2

MSL PONDEL WILKINSON

Moderator: Tom Wilder

08-07-03/10:00 am CT

Confirmation #1919468

MSL PONDEL WILKINSON

Moderator: Tom Wilder

August 7, 2003

10:00 am CT

Operator:	Good morning ladies and gentlemen. My name is (Paul) and I will be your conference facilitator today. At this time I would like to welcome everyone to Micro Therapeutics 2003 Second Quarter Financial Results conference call. All lines have been placed on mute to prevent any background noise.

After the speakers’ remarks there will be a question and answer period. If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question press the pound key. Thank you.

I would now like to turn the conference over to Mr. Tom Wilder, President and Chief Executive Officer of Micro Therapeutics. Please go ahead sir.

Tom Wilder:	Thank you. Good morning everyone and thank you for joining us to discuss Micro Therapeutics’ second quarter 2003 financial results. I am Tom Wilder, MTI’s President and Chief Executive Officer.

MSL PONDEL WILKINSON

Moderator: Tom Wilder

08-07-03/10:00 am CT

Confirmation #1919468

With me on the call today is Hal Hurwitz, our Chief Financial Officer, and Jim Corbett, our Chairman. On our call today Hal and I will cover operational and financial results, after which we will take questions.

If you are not receiving regular communications from MTI and would like to be added to our fax and email list, please contact Rob Whetstone of Pondel Wilkinson, at 323-866-6060.

For your information this conference call is being broadcast live on the internet at www companyboardroom.com. A playback of this call will be available following its conclusion. The playback will be available starting at 12 o’clock noon, pacific daylight time today, and may be accessed on the internet at www companyboardroom.com, and will be available for one year.

With that said I would like to briefly turn the call over to Hal.

Hal Hurwitz:	Thank you Tom. All of the information discussed on the call today is covered under the Safe Harbor provisions of the Securities Litigation Reform Act. The company’s discussion today will include forward-looking information reflecting management’s current forecast of certain aspects of the company’s future.

Actual results could differ materially from those stated or implied by our forward-looking statements, due to risks and uncertainties associated with the company’s business. Risk factors associated with our business are set forth in our 1933 and 1934 act filings, including the Form 10-QSB we will be filing this quarter. And we suggest that you read all such filings. Tom…

Tom Wilder:	Thanks Hal. I am very pleased to report that net sales in the second quarter increased 69% to a record $5.6 million, compared with net sales of $3.3

MSL PONDEL WILKINSON

Moderator: Tom Wilder

08-07-03/10:00 am CT

Confirmation #1919468

million in the 2002 second quarter. Sequentially sales increased 8% from $5.2 million in the first quarter of 2003. Let’s look at these results by line of business.

Embolic products, which include sales of Onyx and Sapphire coils, for the second quarter of 2003 were $1.7 million as compared to 708,000 in the 2002 second quarter — an increase of 140%. For the six months ended June 30, 2003, sales of embolics—embolic products increased 205%. Sequentially, embolic product sales decreased 11% from the first quarter of 2003.

The year over year increases were paced by the introduction of the Sapphire coils to customers in Europe, which began in the 2002 fourth quarter. As we commented on last quarter, we also—as we—we also commenced marketing the Sapphire line in select countries in Asia and Latin America, where significant initial stocking orders were received during the first quarter of 2003, thus accounting for the slight sequential decrease in embolic sales in the second quarter.

Recently we announced that the Sapphire family of coils received marketing clearance from the FDA and we are implementing our plans for the launch of this product in the US market during the third quarter.

Neuro access product revenues for the second quarter of 2003 were $3.1 million, as compared to $1.9 million in the 2002 second quarter — an increase of 64%. For the six months ended June 30, 2003, sales of neuro access products were 69% higher than for the corresponding period in 2002. Sequentially, neuro access product revenues increased 20% from the first quarter of 2003.

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Moderator: Tom Wilder

08-07-03/10:00 am CT

Confirmation #1919468

Peripheral blood clot therapy and other product revenues for the second quarter of 2003 were $737,000, as compared to $669,000 in the 2002 second quarter — an increase of 10%. For the six months ended June 2003, sales of peripheral blood clot therapy products and other were unchanged from the corresponding period in 2002. Sequentially such revenues increased 12%.

The strong growth in the international revenues is, we believe, an indication of the benefit that MTI will continue to realize through its international distribution alliance with ev3. One point that I would like to make is that MTI benefited slightly during the second quarter from a relatively strong Euro. As foreign exchange rates fluctuate, particularly the Euro and eventually the yen, this will have an impact on future results.

Hal will speak further to the remaining financial results for the quarter. But first I would like to make some comments regarding our Onyx programs.

Yesterday we were pleased to report the recommendation from the FDA advisory panel for the approval with conditions of Onyx in treatment of AVMs. With regard to the Onyx for aneurysm US clinical trial, we reported last quarter that enrollment in the trial had fallen short of expectations. This continues to be the case, and to date we have enrolled 24 patients in the trial.

During the second quarter we have revised the protocol to allow for the use of all FDA approved coils. Previously only Boston Scientific’s Target GDC coils could be used. We continue to actively pursue alternative regulatory strategies for Onyx for use in treating aneurisms.

In summary we believe that our revenue results for the last two quarters, along with recently announced new product milestones, indicate that we are making progress in our strategy to construct a successful business franchise focused

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Moderator: Tom Wilder

08-07-03/10:00 am CT

Confirmation #1919468

on providing a broad array of interventional products for the neurovascular specialist.

Now I will turn the call over to Hal who will address the remaining aspects of our financial results. Hal…

Hal Hurwitz:	Thanks Tom. Gross profit as a percentage of sales improved to 63% for the second quarter of 2003, as compared to 59% for the corresponding period in 2002. For the six months ended June 30, 2003, our gross profit percentage was 63%, as compared to 58% during the corresponding period of 2002. On a sequential basis gross profit as a percentage of sales was unchanged from the level established in the first quarter of 2003.

The year over year improvements result primarily from favorable changes brought by increased volume of through-put on the manufacturing floor.

Research and development expenses, which include clinical and regulatory costs, increased 55% from $3.4 million in the second quarter of 2003 to $5.3 million in the comparable period of 2003. I’m sorry, from $3.4 million in the second quarter of 2002 to $5.3 million in the comparable period of 2003, and for the six months ended June 30, 2003, increased 75% from the corresponding period in 2002. Sequentially research and development expenses increased 16%.

These increases are due primarily to activities associated with the US submission of the PMA for the use of Onyx in treating AVMs, new product development activities in Irvine and Germany, amortization of the value of acquired technology in connection with the Dendron acquisition, and the acquisition of rights for certain new technologies.

MSL PONDEL WILKINSON

Moderator: Tom Wilder

08-07-03/10:00 am CT

Confirmation #1919468

With the successful AVM PMA submission process completed it is our expectation that we will see a decrease of such expenses during the second half of 2003.

Selling, general, and administrative expenses increased 32% to $6.4 million, compared to $4.8 million in the 2002 second quarter. And for the six months ended June 30, 2003, increased 48% from the corresponding period of 2002. Sequentially, selling, general, and administrative expenses increased 21%.

These increases were due primarily to increased expenses consistent with higher sales volumes, which included commissions paid to our US sales force and fees paid to ev3 International for sales, marketing, and administrative services.

Another component of the increase were costs associated with the maintenance and protection of intellectual property rights. It remains our expectation that we will see a decrease in selling, general, and administrative expenses in the second half of 2003 from the first half level.

Stock issuance expenses in 2003 consist of an additional payment amounting to $600,000, that became due to the investors in the private placement of the company’s common stock — completed in February 2003 — based on the period subsequent to March 31, 2003, during which the stock sold in the private placement was unregistered. The stock became registered on May 9, 2003.

On July 25, 2003, the investors agreed to receive additional shares of the company’s common stock in lieu of a cash payment, at an agreed-upon value of $4.48 per share, the average closing price of the company’s common stock

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Moderator: Tom Wilder

08-07-03/10:00 am CT

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for the 30 trading days ended July 25, 2003. Thus the second quarter charge was both non-cash and non-recurring.

Finally a significant component of results for the 2003 second quarter was the $6.9 million gain recognized pursuant to the achievement of the second and final milestone by Enteric Medical Technologies, a company in which MTI held a nearly 20% voting share, and which was acquired by Boston Scientific in 2002. This payment brought to $14.6 million the gain recognized in 2003 from the receipt of the first and second contingent payments.

With respect to guidance you may recall from last quarter’s conference call that we expressed our belief that revenues for 2003 would be in the range of $20-$24 million. Based on these reported results, we are slightly refining our guidance and believe that revenues for 2003 could be in a range of $22-$24 million. With respect to gross profit we reiterate our expectation of realizing a year over year improvement of between five and 10 points.

At June 30, 2003, cash balances aggregated $12 million. In the Form 10-QSB we filed for the 2003 first quarter, we stated our belief that then current resources would be sufficient to fund our operations and satisfy our obligations into the second quarter of 2004, at which time there could be no assurance that we will have achieved cash flow positive operations.

We are currently completing our strategic planning process, which includes an assessment of financing requirements. During our Q3 earnings call, it is our current intent to issue guidance for 2004, which would include prospects for profitability. We will likely be disclosing our strategy to meet our ongoing capital needs between now and that call.

MSL PONDEL WILKINSON

Moderator: Tom Wilder

08-07-03/10:00 am CT

Confirmation #1919468

During the last two quarters we have made some progress in improving revenue run rates and gross margins — both key elements in achieving eventual profitability. As an initial step in improving operating expense ratios, we have revised the distribution agreement with ev3 in Europe.

The initial relationship was focused on the investment in a competitive direct neuro sales force and the establishment of a European infrastructure. The recent progress in international revenue reflects the benefits of this initial investment, and gave ev3 and MTI the ability to revise the agreement.

Under the new agreement MTI will continue to realize end customer revenues, but will pay to ev3 a sales commission rate. We believe this revised arrangement could result in savings of approximately $2 million in 2004.

That concludes my review of the financials. Tom…

Tom Wilder:	Thank you Hal. We thank you for your attention and at this time Jim, Hal and I will be happy to address any questions you may have.

Operator: I’d	like to remind everyone, if you would like to ask a question press star then the number 1 on your telephone keypads. Again, that’s star, then the number 1. One moment please for your first question.

Your first question is from Mark Landy with Leerink Swann.

Mark Landy:	Morning guys, good quarter.

Tom Wilder:	Thank you very much Mark.

MSL PONDEL WILKINSON

Moderator: Tom Wilder

08-07-03/10:00 am CT

Confirmation #1919468

Mark Landy:	Just—Hal if I read back your line may we get some clarification on it please? “Strategy to meet ongoing capital needs,” could you maybe just go into that a little bit more?

Tom Wilder:	Yeah Mark let me take that one. We clearly have a lot of activities underway. You know, the AVM PMA project which is significant, a number of new product introductions including the Echelon line that will come out later this fall. So there is a bolus of activity occurring during 2003 that we believe will help us grow in the future.

With regard to cash flow needs, we are funding a high level of operating expenses right now, given this bolus of activity. And we are also investing in working capital to support the ramp in revenue.

As we look to the future it is clear to us that in order to meet our business objectives for growth, and in order to execute and continue to execute on this strategy, we do need to assess our financing needs. And as Hal mentioned, between the time of this call and the time of the next earnings release we will likely be sharing with you our plans in that regard.

Mark Landy:	Yeah guys now this has been a question that I’ve asked probably on the last three earnings calls and you’ve always convinced me or tried to convince me that you wouldn’t need to raise any more capital. What are the prospects for that as you see right now? Because if I read between the lines here, your comments that you would be cash flow positive on your current capital structure are probably not accurate any longer.

Tom Wilder:	Okay, you know, Mark it is clear that in order to continue our growth ramp and meet our business objectives we will need additional financing. And as we stated when we release our Q3 guidance — for 2004 — during the Q3

MSL PONDEL WILKINSON

Moderator: Tom Wilder

08-07-03/10:00 am CT

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earnings release we will discuss prospects for profitability. And so we anticipate sharing with you additional information on the financing between now and that earnings call.

Mark Landy:	So could you please explain to me what changed your thought process between answering my question on the last conference call which said you wouldn’t need any money, and your statements today? Could you maybe just give us any insights into what specifically has driven it other than your comments in terms of ramping up inventory and new product? When was this, you know, just maybe understand it better what really drove that decision over the last three months.

Tom Wilder:	Certainly Mark. First of all, you know, we never said we wouldn’t need additional financing to meet all of our business objectives. We are electively investing in working capital and a number of critical business projects that will lead to future success.

We clearly have the option to be in a more of a austere cash conservation model, to try to defer some of these programs. But we are electively choosing to accelerate some investments in working capital, in inventory, and critical R&D programs so we can achieve our business objectives in 2003 and 2004.

And therefore, we believe that in order to maintain the momentum that we have begun to generate, we want to pursue financing.

Mark Landy:	All right guys, moving on to the aneurysm trial. Could you maybe just help us with the numbers? I know you gave us 24 patients enrolled. You know, how many centers are up and running? Just maybe walk through maybe little bit in more detail those numbers.

MSL PONDEL WILKINSON

Moderator: Tom Wilder

08-07-03/10:00 am CT

Confirmation #1919468

Tom Wilder:	Yeah Mark let me comment on the aneurysm trial. This is the FDA mandated trial where we are enrolling patients that could be equally treated with bare coils. And as we’ve stated before the power zone so to speak, of the Onyx technology is in the larger more complex aneurysms, as indicated with the CAMEO data, where we have substantial one year follow-up on a large cohort.

We have approximately 16 sites that have gone through the IRB approval process and contract process. A subset of those have implanted to date. We have recently trained a number of sites to get them alive. But clearly as we have stated on previous calls, we face an enrollment challenge. And as a result we are actively pursuing regulatory alternatives.

Mark Landy:	When do you anticipate letting us know what those alternatives are?

Tom Wilder:	Well Mark as we have tried to do in the past nine months, when I have sufficient facts and confidence in a certain path then we will disclose that strategy — and when we disclose that strategy, try to execute successfully on that strategy.

And so I would anticipate when we have selected a path and are reasonably confident that we can execute that and have a date for you, or a milestone that we can establish, then we will disclose that. Until that time I do not want to get in the habit of speculating.

Mark Landy:	Okay and then lastly as we look at guidance for the remainder of ‘03, could you maybe just give us what your expectations for US coil sales are?

MSL PONDEL WILKINSON

Moderator: Tom Wilder

08-07-03/10:00 am CT

Confirmation #1919468

Tom Wilder:	I think at this time we’re clearly excited Mark about the Sapphire introduction in the US but I think we’ll maintain our overall guidance at 22 to 24. I’m not going to get into…

Mark Landy:	Okay guys, is it 500,000? Is it a million? Is it 5 million? Just hey, give us some insights here.

Tom Wilder:	Mark we—I stated in my—in our earnings—in our press release on Sapphire that we’ll commence a controlled introduction of the Sapphire coils. We’re going to focus on clinical success in cases. We’re building a long term franchise. And so it’ll be a methodical introduction.

But I’m not going to get into specifics about what we think will happen. This is a new product to the US market and again it would be speculative of me to begin to throw out numbers.

Mark Landy:	Thank you.

Tom Wilder:	Thank you.

Operator:	Your next question is from Tom Gunderson with Piper Jaffray.

Tom Gunderson:	I’ll see if I can follow up with some boring questions. FX — what—you mentioned that it was important but I didn’t hear a number.

Tom Wilder:	Hal?

Hal Hurwitz:	Depending on your benchmark Tom, between let’s say 100 and 150,000 would be a reasonable estimate of the FX effect for the quarter.

MSL PONDEL WILKINSON

Moderator: Tom Wilder

08-07-03/10:00 am CT

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Tom Gunderson:	Okay and then I’m assuming that a PMA panel for AVM was a bit of a timing surprise and that you rushed and spent extra money to get to the result that you got. Is—I know it’s not from an accounting standpoint a one-time cost, but can you give us a little bit more guidance as to what you think R&D might be reduced to for the rest of the year?

Tom Wilder:	I think that during our Q3 call, you know, we’ll be—there certainly has been a bolus of activity during the summer. I have a lot of programs occurring right now Tom and I’d rather not quantify the exact, you know, reduction quarter to quarter.

The—you are correct that the PMA went much faster than we could have hoped for. And as a result my team had to accelerate spending in preparation and we got the outcome. So I do believe that we are coming off the bubble in combined Clin-Reg and R&D spending.

And if you look at some of the statements Hal has made about the preparation for the panel — the Onyx AVM trial — as well as in the R&D area a number of expenses including acquisition of technology that was included in the Q2 numbers. I believe that we have seen the high point of R&D spending.

Tom Gunderson:	Okay thanks for that. And then the last question is generally after a panel meeting, a company will schedule a pretty quick post-panel meeting to discuss next steps with FDA. Have you either had that meeting or scheduled that meeting?

Tom Wilder:	Well Tom it’s a excellent question. We have not had the meeting and what I’m going to do — during the process between submission of the PMA and the panel I did not disclose details of the ongoing steps in the PMA project. And I’m going to revert to that. I am very pleased with the results from the panel

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Moderator: Tom Wilder

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earlier this week, and we’ll continue to work closely with the FDA on this matter.

Tom Gunderson:	Okay that’s it, thanks.

Operator:	Your next question is from Alex Silverman with Special Situations.

Alex Silverman:	Couple quick questions for you. The change in permission to use any coil for the trial, I assume that required FDA approval?

Tom Wilder:	Alex yes it did.

Alex Silverman:	Okay, so are you guys discussing other scenarios with them as well then?

Tom Wilder:	Yes we are.

Alex Silverman:	Okay. Is it—I don’t know, is it unusual that they would allow the change of a trial—one aspect of a trial but still be considering other aspects?

Tom Wilder:	Alex that change to allow all approved embolic coils is not a very significant change to a trial.

Alex Silverman:	Okay so that — okay.

Tom Wilder:	That’s—it’s a very small change.

Alex Silverman:	Okay, next question. Can you give us a little bit more detail on how the change with the ev3 European sales arrange—what the change was? I don’t quite understand.

MSL PONDEL WILKINSON

Moderator: Tom Wilder

08-07-03/10:00 am CT

Confirmation #1919468

Hal Hurwitz:	Alex the agreement that we had been working under had three different tiers of compensation. One was cost based, based on reimbursing ev3 International for the direct costs of its sales force with a 5% premium on that. Another was a…

Alex Silverman:	A five — reimburse plus a 5% mark up?

Hal Hurwitz:	Right. The second tier was a cost sharing arrangement, if you will, for their G&A costs, since we were spared the cost of establishing an international infrastructure.

Alex Silverman:	Okay.

Hal Hurwitz:	Those were the two primary components. And then there was a third for their distributor management services. Now under the new agreement, there will be solely a sales commission rate that will be paid to ev3 International.

Alex Silverman:	Without reimbursement for any of their costs, anything like that?

Hal Hurwitz:	That’s correct.

Alex Silverman:	And will they still be allocating people to you directly—solely for your products?

Tom Wilder:	Yeah Alex this is Tom Wilder. Let me comment on this. The original structure with ev3 Europe was designed to allow a rapid construction of a distribution organization. And the momentum in international revenues that we are starting to see as we continue to roll out Sapphire and await other products such as Echelon in the back half of the 2003, reflects the benefits of this.

MSL PONDEL WILKINSON

Moderator: Tom Wilder

08-07-03/10:00 am CT

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The original structure as Hal mentioned was sort of what I would view as a cost—cost plus a slight mark up structure, where MTI was paying for this initial investment. The new structure continues to allow us to recognize end customer revenues but will have the cost relationship revert back to a variable commission based arrangement.

Alex Silverman:	Okay but you’ll—they’ll still be allocating sales people to you.

Tom Wilder:	We will continue to have a direct sizeable neuro sales force in Europe, focused on MTI products.

Alex Silverman:	And is it—is the—can you give us an idea of what the distributor commission looks like?

Tom Wilder:	It’s—I’ve worked in the business for a number of years and it’s a competitive commission rate for the European organization and that’s all I’m going to comment on.

Alex Silverman:	Okay, and that kicks in when?

Tom Wilder:	We’re phasing it in during the last part of 2003. But again…

Alex Silverman:	Will it be fully in place by ‘04?

Tom Wilder:	Yes it will be. And we’re mentioning it to you — this is one of the steps that we are taking. We mentioned that we will discuss prospects for profitability in our Q3 earnings call as we issue 2004 guidance. This is one of the steps that we will begin to take to, you know, drive towards a profitable business franchise.

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Moderator: Tom Wilder

08-07-03/10:00 am CT

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Alex Silverman:	Okay understood. I just, you know, your comment during your prepared remarks were lower SG&A on a sequential basis during the second half. You know, I guess we’ve been hearing that from you for a while. I just don’t understand, you know, where that’s going to come from and, you know, I think we need a little more guidance than that.

Tom Wilder:	Well Alex I think I’m going to ask you to wait until Q3. I have a full…

Alex Silverman:	But we have been waiting.

Tom Wilder:	I’m going to ask you to wait until Q3. I have a number of complex activities. I have just done a panel that was several months faster than most people would have assumed that required accelerated preparation. We have some other activities going on that are critical right now. We believe that we will have a very clear picture in the third quarter as we release our 2004 guidance for you.

Alex Silverman:	Okay.

Operator:	Your next question is from Larry Haimovitch with HMTC.

Larry Haimovitch:	Good morning gentlemen. Couple questions, several of them have already been asked. Tom I think in your prepared remarks you mentioned foreign exchange risk, presumably on the income statement, from fluctuating currency—currencies around the world. Can you expand on that comment a little bit please?

Tom Wilder:	Well Larry we wanted to at least share with the analysts that FX rates—the Euro rate has—the Euro has been markedly strong in the last several—few

MSL PONDEL WILKINSON

Moderator: Tom Wilder

08-07-03/10:00 am CT

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months. We wanted to, as larger device companies often do, comment that—and remind people that FX rates can have an impact.

I’m very pleased with the results and we wanted to just get that on the record as a benchmark. That this, as our business grows in both Europe and in Japan ultimately, that FX rates can and may have an impact on future results.

Larry Haimovitch:	Will you ever hedge the income statement?

Tom Wilder:	I don’t anticipate that being a focus of our time at this point.

Larry Haimovitch:	Okay. Regarding Onyx enrollment, obviously you’re disappointed with how it’s going. And I think I understand what’s going on. And I’m just curious whether the slotting of Onyx as a real niche product is part of the problem here — that it’s really slotted in a relatively narrow niche and that’s why enrollment is difficult. Or is it just that there’s—there are other approved products out there and people just are not that interested in going into a randomized trial?

Tom Wilder:	Yes Larry I mean that’s essentially the challenge we have.

Larry Haimovitch:	Both?

Tom Wilder:	No the challenge we have is that FDA studies—the FDA study as it’s mandated has Onyx competing against a bare coil offering in a aneurysm morphology in the enrollment criteria that, you know, in which coils are successful. And Onyx is—competes better in larger more complex aneurysms and that’s not currently part of the trial structure.

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Moderator: Tom Wilder

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Larry Haimovitch:	So the protocol does not call for using Onyx in—where its strength is. Is that what you’re just saying Tom?

Tom Wilder:	That is exactly right Larry.

Larry Haimovitch:	And that’s one of the things you’re presumably going to try to renegotiate with FDA?

Tom Wilder:	That is exactly right Larry.

Larry Haimovitch:	Okay thanks. Next topic…

Tom Wilder:	Larry?

Hal Hurwitz:	Are we off?

Larry Haimovitch:	I can hear you.

Operator:	Mr. Haimovitch?

Larry Haimovitch:	Yes.

Operator:	Your line is open sir.

Larry Haimovitch:	Oh can you hear me?

Tom Wilder:	Yes.

Hal Hurwitz:	Yes.

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Moderator: Tom Wilder

08-07-03/10:00 am CT

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Larry Haimovitch:	Okay sorry. I lost you for a second there. This is a question for Hal on Enteric. I think you said Hal, $14.2 million had been received from the first two payments?

Hal Hurwitz:	I think it was $14.6 from the first and second contingent payments. That’s over and above the initial that we received last year.

Larry Haimovitch:	Now, you are expecting a third payment, yes?

Hal Hurwitz:	No, there were only two contingent payments.

Larry Haimovitch:	Oh I see, you’ve received three then. The one guaranteed and the two contingent, so we’re done with Onyx now basically. There might be some hold backs I presume that could come in. I know there were some hold backs.

Hal Hurwitz:	That’s correct but the substantial amount has come in.

Larry Haimovitch:	Okay so whatever comes in now is relatively small in the scheme of — what was the total received for the three payments? Over $20 million Hal?

Hal Hurwitz:	Slightly over $20 million, yeah.

Larry Haimovitch:	Slightly over $20 million. And that—and since your share of the business was roughly 20% and since the total payments will be $150 million, isn’t there, you know, several million potentially still coming in?

My understanding was the total acquisition price was $150 million and you guys own just less than 20%. If my arithmetic is correct that suggests several more million that could come in.

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Moderator: Tom Wilder

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Hal Hurwitz:	Yeah Larry as far as the total price is concerned it’s Boston Scientific’s deal and we can’t comment on that.

Larry Haimovitch:	Well the number’s been publicly given out. It’s $150 million.

Hal Hurwitz:	Okay so with respect to the hold backs that’s obviously subject to future events and for me to speculate wouldn’t be proper. I think it’s (crosstalk)…

Larry Haimovitch:	What are those events? Can you give some, you know, I mean are they very burdensome events or are they relatively easy to accomplish kinds of milestones?

Hal Hurwitz:	(Unintelligible).

Larry Haimovitch:	Because we’re talking about a significant amount of money here. If you’ve received a little over $20 million and the total payment could be as much as $30, we’re talking, you know, $8-$10 million, which I don’t consider to be chump change.

Hal Hurwitz:	The maximum amount that was held back isn’t that number Larry, it’s much smaller. You were in the neighborhood before.

Larry Haimovitch:	Okay so it is a smaller number, not a bigger number.

Hal Hurwitz:	That’s correct.

Larry Haimovitch:	Guess I don’t understand the math but I won’t burden everyone else with trying to figure that out. Okay thanks.

Tom Wilder:	Thank you.

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Moderator: Tom Wilder

08-07-03/10:00 am CT

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Operator:	Again ladies and gentlemen, press star then the number 1 if you do have any questions or a comment.

Your next question is from Kevin Kotler with Galleon Group.

Kevin Kotler:	Hey guys.

Tom Wilder:	Good morning.

Hal Hurwitz:	Hey Kevin.

Kevin Kotler:	I just want to say I know some people are concerned about the cost side and looking forward to the third quarter call you give the guidance but I do appreciate actually you hitting your milestones even a little bit better than what people saw on the AVM product, and also basically, you know, getting the revenue numbers starting to go in the right direction.

And it seems to me if we’re all just patient in terms of the new product introductions, and understand that this is a several hundred million dollar market, that you’ll have some success given the fact that you’ve already demonstrated a track record of executing.

On that note could you just size up a little bit more, and maybe you did before, but, you know, what does the Echelon catheter—what did it bring? I think it, you know, in terms of opportunities — is it a new opportunity for you or is it just an improvement to an existing revenue stream that you have?

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Moderator: Tom Wilder

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Confirmation #1919468

And then the AVM — just any guidance you can give in terms of the opportunity there and some sense—and maybe also on the coil side? Thank you.

Tom Wilder:	Okay Kevin thank you. First of all with the Echelon catheter, we mentioned in the last call that we would be introducing the 14 version of that catheter during the second half of 2003 and that project is on track. And I’m very pleased with some of the feedback we’ve gotten on the performance of the catheter. And we will supplement 14 with a number of other sizes and shapes of that catheter.

As far as prospects for the Echelon that the over the wire coil delivery catheter market segment, within the overall market of $360 million is one of the larger segments rivaling coils. And we believe that it’s a substantial opportunity, medium term, for MTI to leverage its established reputation in access product.

With regard to AVM, it is a smaller market opportunity than the aneurysm market opportunity and I think you’re aware of that. I’m not going to comment on product line-specific expectations, but should we win PMA approval that will give us a proprietary product in a profitable niche segment that will not only to generate revenue in and of itself, it will likely also draw revenue from some of our complimentary access products.

With regard to Sapphire coils, we’re very excited to be able to commence our controlled introduction into the United States. Sapphire is the broadest line of coil products available on the market, besides the market leader. I’m not going to comment on revenue—specific revenues. But, you know, as we move into our 2004 guidance hopefully our numbers will begin to reflect some of our confidence in these product lines.

MSL PONDEL WILKINSON

Moderator: Tom Wilder

08-07-03/10:00 am CT

Confirmation #1919468

Kevin Kotler:	So Tom if I could just follow up on that. So if I look at your run rate basis now, which is something like $21-22 million, and say to myself all right, we’re launching Echelon in the US, AVM sometime in the next whatever, several quarters, coils in the US, and then add on something in ‘04 for Japan, your run rate should be something greater than $22 million if you could sell any of those other products somewhat successfully.

So basically there’s a projection of growth coming.

Tom Wilder:	We certainly believe we’re going to grow. We have higher confidence in our revenue guidance for the back end of the year. And in one quarter we’ll be giving you guidance for 2004 — clearly, okay?

Kevin Kotler:	Okay thank you.

Operator:	You have a follow-up response from Larry Haimovitch with HMTC.

Larry Haimovitch:	Tom in the guidance for this year — the $22-24 million — did you make any assumption of the availability of Onyx for AVMs in that projection?

Tom Wilder:	Yes but if we did it was a small amount.

Larry Haimovitch:	When are you assuming or hoping for FDA approval? You’ve got the panel in August. Usually it’s about 90 to 120 days. Are you thinking you’ll have it some time perhaps mid-late Q4?

Tom Wilder:	Larry I don’t know, that would be speculative. Historically we gave you a date on the 510(k) for Sapphires and we were fairly accurate. A PMA is more difficult to predict. I’m very pleased with the progress we’ve made this far but we just don’t know at this time.

MSL PONDEL WILKINSON

Moderator: Tom Wilder

08-07-03/10:00 am CT

Confirmation #1919468

Larry Haimovitch:	And could you remind me again what the expectations for approval are with regard to Onyx — I’m sorry the coils in Japan rather — Sapphire in Japan?

Tom Wilder:	We have previously stated late ‘04.

Larry Haimovitch:	Late when? I’m sorry I missed that Tom.

Tom Wilder:	We have previously stated we anticipate approval in late 2004 and I’m maintaining that guidance.

Larry Haimovitch:	Okay. So it’s not going to be much of a factor for next year pretty much, based the way you look at it now?

Tom Wilder:	I think that’s fair.

Larry Haimovitch:	Okay. Thanks.

Operator:	There are no further questions at this time. Gentlemen do you have any further comments or closing remarks?

Tom Wilder:	Well I’d like to thank you all for joining us today. The entire MTI team and I are very excited about what we have in store for the balance of 2003. We appreciate your continued support. If anyone has further questions we invite you to contact us here at MTI. Thanks again.

Operator:	Thank you ladies and gentlemen for your participation. You may now disconnect at any time.

MSL PONDEL WILKINSON

Moderator: Tom Wilder

08-07-03/10:00 am CT

Confirmation #1919468

END